Exhibit 10.10

SUBLEASE

[Berwind Land Company Leasehold Premises]

THIS SUBLEASE (“Sublease” or “Agreement”) is made and entered into as of the 20th day of August, 2015 (“Effective Date”), by and between RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company, with its address being 250 West Main Street, Suite 210, Lexington, KY 40507 (“Sublessor”), and RAMACO RESOURCES, LLC, a Delaware limited liability company, with its address being 250 West Main Street, Lexington, KY 40507 (“Sublessee”).

RECITALS:

A. Sublessor is the Lessee that certain Coal Mining Lease dated August 19th, 2015 by and between Berwind Land Company (the “Base Lessor”) and Sublessor (the “Base Lease”), whereby the Base Lessor leased to Sublessor certain coal reserves and mining rights more particularly described therein.

B. Sublessee desires to sublease from Sublessor all seams of coal leased to Sublessor pursuant to the Base Lease in, on and underlying the property described in the Base Lease (the “Subleased Premises”), together with those mining and surface rights relating to the same as set forth herein, and Sublessor has agreed to sublease the same to Sublessee, subject to the covenants, conditions and agreements more particularly set forth herein.

WITNESSETH:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, conditions and agreements herein contained, and the payment to Sublessor by Sublessee of the rentals and royalties hereinafter set forth, the adequacy of all of which is hereby acknowledged, Sublessor does hereby GRANT, DEMISE and SUBLET unto Sublessee, for and during the term herein specified, all seams of coal leased to Sublessor in, on, and underlying the Subleased Premises (the “Subleased Coal”) pursuant to the Base Lease, together with all mining and other appurtenant rights granted by the Base Lease to extract and remove the Subleased Coal, subject however to the further restrictions and limitations set forth in this Sublease.

This Sublease is granted by Sublessor and accepted by Sublessee upon the following terms, covenants and conditions:

ARTICLE I.

RIGHTS GRANTED

Section 1.1 Rights Granted. Sublessor hereby grants unto Sublessee the right and privilege to mine and remove the Subleased Coal by deep, surface and highwall mining methods, together with all other mining rights and privileges acquired by or granted to Sublessor under the terms of the Base Lease, whether with respect to the Subleased Coal, the use of the Subleased Premises in connection with the mining, transportation or processing of coal other than the Subleased Coal, or otherwise, subject however to the terms, conditions, restrictions and limitations contained in this Sublease and in the Base Lease.

ARTICLE II.

TERM OF AGREEMENT

Section 2.1 Term. The term of this Sublease shall commence on the Effective Date and shall remain in force for an initial term of five (5) years. The term shall be automatically extended for additional terms of five (5) years each, until exhaustion, unless Sublessee shall give at least one hundred twenty (120) days prior written notice of its intention not to extend the then current term. Notwithstanding the foregoing, in the event of termination or expiration of the Base Lease, this Sublease shall be deemed to have terminated one day prior to the termination of the Base Lease.

Section 2.2 No Surrender or Termination. Sublessor covenants and agrees that it will not surrender, forfeit, terminate, or fail to renew the Base Lease, fail to pay the annual rental, Production Royalty or other payments required thereunder, or otherwise fail to perform any covenants or obligations required to be performed under the Base Lease at any time while this Sublease remains in effect.

ARTICLE III.

COMPENSATION TO SUBLESSOR

Section 3.1 Production Royalty. Sublessee shall pay to Sublessor, or upon request of Sublessor, directly to Base Lessor, the Production Royalty (“Production Royalty”) required to be paid pursuant to the Base Lease. Production Royalty shall be calculated and determined in the same manner as such Production Royalty is required to be calculated under the Base Lease.

Section 3.2 Overriding Royalty: Sublessee shall pay to Sublessor an overriding royalty (“Overriding Royalty”), in addition to Production Royalty, for each ton of Subleased Coal mined and removed from the Subleased Premises, and sold, in the amount equal to the difference between (i) the greater of $5.00 per ton or seven percent (7.0%) of Gross Selling Price, as defined in the Base Lease, minus (ii) the Production Royalty payable with respect to such Subleased Coal. Overriding Royalty shall be calculated and determined in the same manner as such Production Royalty is required to be calculated under the Base Lease.

Section 3.3 Minimum Annual Royalty; Bonus Payment. (a) Sublessee shall pay to Sublessor annually, in advance, the amount set forth as Minimum Annual Royalty, as defined in the Base Lease, payable no later than twenty (20) days prior to the date each such payment is due to the Lessor under the Base Lease.

(b) Simultaneously with the execution of this Sublease, Sublessee shall pay to Sublessor, or to the Base Lessor if directed to do so by the Sublessor, the Bonus Payment, as defined in Section 23(a) of the Base Lease.

Section 3.4 Recoupment. Sublessee shall be entitled to recoup Bonus Payment and Minimum Annual Royalty in the same manner and subject to the same limitations as set forth in the Base Lease. Notwithstanding anything herein to the contrary, except as specifically provided in the Base Lease, if at all, Sublessee shall not be entitled to credit Production Royalty against future Minimum Annual Royalty payable pursuant hereto, nor shall Sublessor be required to refund any unrecouped advance minimum annual royalty paid by Sublessee and not recouped from Production Royalty pursuant hereto.

Section 3.5 Wheelage. Subject to any restrictions, conditions and requirements contained in the Base Lease with respect thereto, Sublessee shall have the right to transport coal mined from properties owned, leased or subleased by Sublessee onto, over, through and under the Subleased Premises, free from any additional wheelage fee to Sublessor; in each case, provided, however, that Sublessee shall pay to Sublessor any wheelage or other fee required to be paid to Base Lessor under the Base Lease with respect thereto. Notwithstanding anything herein to the contrary, Sublessee shall comply with all obligations of Grantee pursuant to that certain Coal Haul Road Right-of-Way, dated August 8, 2014, between Consol Amonate Facility LLC, as Grantor, and Berwind Land Company, as Grantee (the “Consol ROW”), including, but not limited to, the obligation to pay Annual Fees and Wheelage Charges, as defined therein, under Section 4 of the Consol ROW.

Section 3.6 Method of Payment. All Production Royalty, Overriding Royalty, and wheelage fees due to Sublessor hereunder shall be due and payable on or before the 15th day of each month for all Subleased Coal mined and sold from, or coal transported over, through or under, the Subleased Premises during the preceding calendar month, and shall be accompanied by the royalty reports required under Section 3.7 of this Sublease. All such payments, together with any related reports required hereunder, shall be mailed by Sublessee, to be received on or before the due date, to Sublessor at the following address, or at such other mailing address as Sublessor may from time to time designate by timely written notice to Sublessee:

Ramaco Central Appalachia, LLC

Attn: President

250 West Main Street, Suite 210

Lexington, Kentucky 40507

Section 3.7 Royalty Reports. Sublessee shall furnish unto Sublessor, on or before the 15th day of each calendar month, a monthly report which shall show (i) by certified scale weights or other appropriate method, the amount of (A) Subleased Coal mined, removed and sold from the Subleased Premises during the preceding calendar month, and (B) the amount of coal transported over, across, under or through the Subleased Premises during the preceding calendar month for which wheelage fees are due under the Base Lease; (ii) the amount of Production Royalty due for such Subleased Coal, and wheelage fees due with respect to any coal so transported; and (iii) such other pertinent information as may be required to be provided to Base Lessor under the Base Lease or reasonably requested by Sublessor from time to time.

Section 3.8 Books and Records. Sublessee shall keep accurate books and records showing the amount of Subleased Coal mined by it each month, and the amount of tonnage royalties reported paid to Sublessor. All such records shall be subject to inspection or audit by Sublessor and/or Base Lessor, or their respective authorized representatives, during normal business hours and upon reasonable advance notice to Sublessee. Upon request of Sublessor, Sublessee shall make available for Sublessor’s inspection and copying any and all laboratory analyses made of coal mined from the Subleased Premises. Sublessee shall utilize a licensed mining engineer to keep up mine surveys and make accurate maps thereof, which maps shall at all times be subject to the inspection of Sublessor and Base Lessor, or their respective duly authorized agents, and copies furnished to the Sublessor at any time upon request but without such request at a minimum of on or before February 1, May 1, August 1 and November 1 of each year. Such maps shall show the location of all coal section numbers obtained by Sublessee in a form reasonably acceptable to the Sublessor.

Section 3.9 Payments by Sublessor. Unless Sublessee is otherwise directed by Sublessor to make payments directly to Base Lessor, Sublessor shall be solely responsible for paying any and all amounts due to the Base Lessor under the terms of the Base Lease, including without limitation all rentals, all royalties and all wheelage fees due to the Base Lessor under the terms of the Base Lease.

ARTICLE IV.

MINING OPERATIONS

Section 4.1 Laws and Regulations. Sublessee agrees to conduct its mining operations on the Subleased Premises in conformity with all applicable federal and state laws, rules and regulations pertaining to the mining, removal, transportation, processing and sale of coal, and reclamation, water treatment, refuse and other disposal or any other activities that Sublessee may conduct on the Subleased Premises.

Section 4.2 Conduct of Mining. Sublessee covenants that it will diligently commence and thereafter diligently prosecute mining operations on the Subleased Premises, and that its mining operations on the Subleased Premises will be conducted in a skillful and workmanlike manner, using machinery and methods that are modern, adequate, and efficient, in strict compliance with the terms of the Base Lease and also according to the rules and practices of good mining and with due regard for the value of the Subleased Premises and adjoining properties of Sublessee as a coal-producing property. In the event Sublessee desires to use Sublessor’s surface rights, if any are owned or controlled by Sublessor over the Subleased Premises, in connection with the conduct of its mining operations, or for any other permitted purpose under the terms of this Sublease, it shall first submit a written statement explaining the extent of its requirements to Sublessor, and shall, to the extent Sublessor controls and has the right to grant same, be permitted to use only such portions of said surface for the purposes and upon the conditions as Sublessor shall approve in writing, such approval not to be unreasonably withheld. Sublessee shall have no right, without prior written consent of Sublessor (which consent shall not be unreasonably withheld), to deposit slate, coal refuse, water or refuse of any kind on or in the Subleased Premises and shall have no right to transport foreign coal refuse or any other substances or materials (other than foreign coal which is expressly allowed to be transported under Section 3.4 of this Sublease) into, over, under, across or through the Subleased Premises. “Foreign coal” is any coal other than the coal herein leased, and “foreign coal refuse” is refuse resulting from the processing of foreign coal. Notwithstanding anything contained in the Base Lease, Sublessee shall not fail to provide lateral or subjacent support in its mining of the Subleased Coal without Sublessor’s express written consent.

Section 4.3 Merchantable and Mineable Coal. The term “merchantable and mineable coal,” as used in this Sublease shall have the same meaning (for such term or similar term, such as “mineable and merchantable coal”) as in the Base Lease. If it is found and reported to

Sublessee in writing by an agent of Sublessor that in the progress of the work any areas of merchantable and mineable coal have been passed by or abandoned with the result that coal has not been mined and removed, which in accordance with accepted overburden/coal ratio criterion or in accordance with good mining practice should have been mined and removed, it shall be the duty of Sublessee to return as soon as possible to such areas and mine and remove the coal therefrom, or failing so to do, Sublessee shall account for the coal contained therein and pay the royalty therefor the same as though it had been mined. If there is a dispute between Sublessor and Sublessee as to whether Sublessee has passed by or abandoned any coal which should have been mined and removed as above provided, such dispute shall be submitted to arbitration in the manner provided in this Sublease.

Section 4.4 Mining Plans. Mining plans shall be submitted to Sublessor for approval, and to Base Lessor, as and to the extent required under the terms of the Base Lease, for such Base Lessor’s approval. In addition to the foregoing, Sublessee shall provide Sublessor a permit map as a matter of information, in a format acceptable to Sublessor, for any mining being permitted on the Subleased Premises at the time of permit submittal and at the time of any revisions and amendments thereof. Sublessee acknowledges that Sublessor holds the Subleased Premises and adjoining properties for the purpose of maximizing the royalty revenue generated therefrom and agrees that it will work and mine the coal in accordance with said purpose and in accordance with general and detail maps and plans of mining and descriptions to be prepared by Sublessee (collectively called “Mine Plans”) and will submit a copy of same to the Sublessor in a digital format reasonably acceptable to Sublessor. Said Mine Plans shall take into consideration the entire area proposed to be developed by Sublessee, and shall make suitable provisions for (1) the proper protection of overlying and underlying seams so that they may be economically mined by Sublessor, its other lessees, sublessees, contractors, successors or assigns, and (2) the reasonable and proper removal of all the mineable and merchantable coal from the Subleased Premises. No Mine Plan shall be proposed which, if adopted, would render otherwise merchantable and mineable coal unmineable or unmerchantable or substantially more difficult or expensive to mine. The said Mine Plans shall be submitted to the Sublessor at least thirty (30) days prior to the commencement of any operation on the Subleased Premises. In the event Sublessor determines that the Mine Plans submitted by Lessee fail to comply with any of the terms of this Sublease, Sublessor shall so notify Sublessee, in which event Sublessee will modify said Mine Plans to comply with the terms and conditions hereof and of the Base Lease. No material change in, modification of, or departures from any Mine Plans so approved shall be made in the development or operation of the mine or mines except pursuant to modified Mine Plans submitted by Sublessee to Sublessor for the purpose of allowing Sublessor to determine that said modification complies with the terms of this Sublease and/or the Base Lease. Sublessor’s right to notify Sublessee that proposed mining plans fail to comply with this Sublease is a right reserved solely to protect Sublessor’s interest in the Subleased Premises and adjoining properties of Sublessor and to prevent waste and is not intended to give and shall not be construed to give Sublessor any control over Sublessee’s operations. Sublessor shall have no authority to determine the manner in which or the methods by which any of Sublessee’s mining operations are to be conducted, all of which shall be solely determined by Sublessee. Upon request, and at least annually prior to each anniversary of the Effective Date, Sublessee shall furnish Sublessor copies of data derived from any and all coal exploration activities within the Subleased Premises, including, but not limited to, driller’s logs, geophysical logs, coal laboratory analyses, and geological maps.

Section 4.5 Compliance with Base Lease. Sublessee covenants and agrees to comply with all terms, conditions and limitations contained in the Base Lease as applicable to the Subleased Coal or Subleased Premises. Without limiting the foregoing, Sublessee expressly agrees to undertake all of Sublessor’s obligations under Section 10 of the Base Lease. Sublessor’s approval to any action or request by Sublessee or of Mine Plans of Sublessee shall not obviate the need to obtain the consent of the Base Lessor as and when such consent is required by the Base Lease.

ARTICLE V.

RIGHT OF INSPECTION

Section 5.1 Inspection of Property. Sublessor, and the agents, employees, engineers, or other authorized representatives of Sublessor and Base Lessor shall have the right of entering the Subleased Premises and the mines and works connected therewith upon reasonable request during normal working hours in order to inspect and examine the Subleased Premises for the purpose of determining whether Sublessee is in compliance with the terms of this Sublease and the Base Lease.

ARTICLE VI.

INDEMNITY, INSURANCE AND TAXES

Section 6.1 Indemnity. Sublessee agrees to indemnify, defend and hold harmless Sublessor, the Base Lessor, and their respective subsidiaries and affiliates, and the officers, directors, employees, agents, and servants of each, from and against all losses, damages, demands, claims, suits and other liabilities, including reasonable attorneys’ fees and other expenses of litigation, because of (i) Sublessee’s failure to comply with any of the terms and provisions of this Sublease or the Base Lease or of any applicable law; (ii) bodily injury, including death, resulting from Sublessee’s, or its sublessee’s, contractor’s, successor’s or assigns’ operations; and/or (iii) damages to all property which occur, either directly or indirectly, in connection with Sublessee’s operations and attributable to the fault or negligence of Sublessee, its sublessees, contractors, successors and assigns. Sublessee’s liability under this paragraph shall not be negated or reduced by virtue of Sublessee’s insurance carrier’s denial of insurance coverage for the occurrence or event which is the subject matter of the claim and/or the carrier’s refusal to defend Sublessor or Sublessee on such claim. This indemnity shall survive termination and/or expiration of this Sublease.

Section 6.2 Insurance. Sublessee shall provide insurance coverage as set forth on Exhibit A attached hereto but in all instances in accordance with the provisions of the Base Lease.

Section 6.3 Taxes. Sublessor will, in the first instance, pay all the taxes, levies and assessments on or in respect of Sublessor’s ownership or interest in the Subleased Premises. Sublessee shall pay to Lessor the full amount of such taxes, levies, and assessments, attributable to the Subleased Coal and other interests subleased herein, beginning with those covering the calendar year in which this Sublease is effective, promptly upon receipt of Sublessor’s statement therefor, such amounts to constitute and be treated as additional rental hereunder. Sublessee shall promptly pay at the several times they become due and payable all taxes levied or assessed upon coal mined from or products manufactured from coal upon the Subleased Premises pursuant to this Sublease. Sublessee shall also pay any and all taxes due to the state and/or its subdivision for severing, removing, processing, or preparing of said coal, except for taxes on gross or net income of Sublessor on receipt of royalties, and Sublessee shall also pay all royalties for removal of coal required by any existing or future labor agreements, if any, of Sublessee, its agents, operators or affiliates.

ARTICLE VII.

NOTICES

Section 7.1 Notices. All notices, requests, demands, mailings, and other communications relative to this Sublease shall be given to the parties at the following addresses (i) by personal delivery; (ii) by facsimile transmission confirmed as received; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services:

If to Sublessor:	Ramaco Central Appalachia, LLC
Attn: President
250 West Main Street, Suite 210
Lexington, KY 40507
Fax: (804) 364-4955

If to Sublessee:	RAMACO Resources, LLC
Attn: President
250 West Main Street, Suite 210
Lexington, KY 40507
Fax: (804) 364-4955

With a copy to:	Roger L. Nicholson
Steptoe & Johnson, PLLC
P.O. Box 1588
Charleston, WV 25326-1588
Email: roger.nicholson@steptoe-johnson.com

All notices, requests, demands, mailings, and other communications relative to this Sublease shall be effective and/or shall be deemed delivered on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery. Any party hereto may change its address by notice to all parties hereto delivered in accordance with this paragraph.

ARTICLE VIII.

DEFAULT AND TERMINATION

Section 8.1 Default and Termination. The failure of Sublessee to make any payments required to be made herein which payments are not made within five (5) days (or such shorter cure period as set forth in the Base Lease) following written demand therefor by Sublessor, shall entitle Sublessor to forfeit this Sublease and Sublessee’s rights in the Subleased Premises, without further notice or demand. In the event of default on the part of Sublessee of any other provisions of this Sublease and/or the applicable provisions of the Base Lease, including, without limitation, failure to provide royalty reports; failure to provide access to books and records; failure to conduct mining operations in conformity with all applicable federal and state laws, rules and regulations; failure to diligently develop reserves hereunder; failure to undertake all of Sublessor’s obligations under Section 10 of the Base Lease; failure to provide mining plans consistent with this Sublease and/or the applicable provisions of the Base Lease; failure to provide insurance as required under this Sublease and/or the applicable provisions of the Base Lease; failure to indemnify Sublessor and/or Base Lessor as required herein; and to otherwise not comply with the terms and provisions of this Sublease and/or the applicable provisions of the Base Lease, Sublessor shall give Sublessee written notice of Sublessor’s intention to declare a forfeiture of this Sublease specifying the particular default. Sublessee shall then have thirty (30) days after receipt of such notice (or such period provided for by the Base Lease, if such period is shorter than thirty (30) days) within which to correct the default and avoid such forfeiture. In addition to forfeiture, Sublessor and Base Lessor shall be entitled to avail themselves of any other rights or remedies at law or in equity.

ARTICLE IX.

ASSIGNMENT AND SUBLETTING

Section 9.1 Assignment and Subletting. Subject in every instance to the requirements, if any, to obtain the consent of the Base Lessor under the Base Lease, Sublessee shall=have the right to assign this Sublease or further sublease the Subleased Premises, in whole or in part, to any affiliate of Sublessee without the consent of Sublessor; provided that Sublessee shall remain liable for the performance of all of the terms and conditions of this Sublease and that such affiliate shall assume in writing the obligations of Sublessee under this Sublease to the extent they relate to the operation of the Subleased Premises so assigned or sublet. Otherwise, Sublessee shall not, without the prior written consent of Sublessor (and to the extent required under the Base Lease, the Base Lessor), transfer (as defined in the Base Lease), whether by operation of law or otherwise, this Sublease or any of Sublessee’s rights and estates herein. A “transfer of control” (as defined in the Base Lease), either voluntarily or by operation of law, shall constitute a “transfer” of the Sublease. Notwithstanding anything herein to the contrary, Sublessee may make any transfer permitted by the Base Lease or the Consent without the consent of Sublessor, provided that Sublessee shall remain liable for the performance of all of the terms and conditions of this Sublease.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.1 Binding Effect. This Sublease shall be binding upon and shall inure to the benefit of the parties hereto, their respective permitted successors and assigns.

Section 10.2 Captions. The captions appearing in this Sublease are for identification purposes only and shall not be considered or construed as affecting, in any way, the meaning of the provisions hereof. When used herein, “including” shall mean “including, without limitation.”

Section 10.3 Exhibits. The Exhibits attached hereto constitute a part of this Sublease and are incorporated herein by reference in their entirety as if fully set forth in this Sublease at the point where first mentioned herein.

Section 10.4 Entire Agreement. This Sublease constitutes the entire agreement between the parties and supersedes any previous oral understandings as to the subject matter hereof and may not be modified by either party unless done so in writing signed by both parties.

Section 10.5 Further Assurances. The parties each hereby agree to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Sublease.

Section 10.6 Governing Law. This Sublease shall be construed and enforced in accordance with the substantive laws of the State of West Virginia.

Section 10.7 Recording of Short Form Lease. The parties agree that neither of them shall cause this instrument to be placed of record. For notification purposes, a short form sublease shall be executed by the parties for the purpose of providing record notice of this Sublease.

Section 10.8 Modifications. Any modification, alteration, waiver, or addition of this Sublease, or any part hereof, shall be valid and binding only if the same is in writing and fully executed by the parties hereto.

Section 10.9 Relationship of Parties. It is specifically understood that the relationship between Sublessor and Sublessee is and shall at all times remain solely that of landlord and tenant, and such relationship shall never be interpreted or established as that of partners, joint ventures, cotenants, principal or agent, or any relationship other than that of landlord and tenant. Sublessor shall have no right, directly or indirectly, to operate, control or supervise the actual extraction and preparation of coal from the Subleased Premises by Sublessor, its agents, employees, and contractors.

Section 10.10 Warranties of Sublessor. Sublessor does not warrant its title to the Subleased Premises but warrants only that it has done no act to encumber the titles which it acquired to the various tracts comprising the Subleased Premises since its acquisition of said tracts which would substantially interfere with the operations of the Sublessee hereunder. In the event that Sublessee did not have the right to mine coal in any part of the Subleased Premises because of the rights of a holder of an outstanding superior title antedating Sublessor’s acquisition of title to the tract or tracts in question, if the Sublessee has mined and removed a part or all of the coal therefrom and paid the Sublessor therefor on the royalty basis, the Sublessor agrees to repay to the Sublessee the amount of royalty so paid, without interest, but the Sublessor shall not be otherwise liable for any damage to Sublessee on account of the mining and removing of said coal by the Sublessee. Notwithstanding the foregoing, Sublessor’s liability to Sublessee shall be limited to what Sublessor is entitled to and actually receives in the way of reimbursement of royalties and other payments made with respect to such superior title.

Section 10.11 Removal of Equipment. Except as set forth in the Base Lease, upon termination of this Sublease in any manner, including cancellation, Sublessee shall have the right to remove any or all of its machinery, equipment or other property (including property installed by Sublessee which may have become attached to the Subleased Premises and may partake of the nature of real property) from the Subleased Premises during a period of six (6) months after such termination with such rights of access to the premises as may be necessary or convenient for the purposes of such removal.

Section 10.12 Waiver. In the event of default(s) hereunder, failure or delay of either party hereto at any time to avail itself of its rights and remedies shall not be considered or construed as a waiver by said party of its right and remedies; nor as a waiver of the same in the event of subsequent default(s) hereunder, whether or not similar.

Section 10.13 Severability. If any provision of this Sublease or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Sublease is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

Section 10.14 Waiver of Jury Trial. To the extent permitted by law, Sublessor and Sublessee hereby waive the right to trial by jury in any action, proceeding or counterclaim by either of the parties against the other on any matter whatsoever arising out of or in any way connected with this Sublease or the performance by either party hereunder. Notwithstanding the foregoing, in the event of a disagreement between the parties, such question or questions shall be submitted to three competent and disinterested arbitrators in the following manner. The party desiring such arbitration shall select its arbitrator and give written notice thereof to the other party, and shall in such notice state precisely the matter or matters which it is proposed to bring before the arbitrators, and only the matters so stated shall be considered and decided by them. If the party receiving such notice shall fail to name an arbitrator within fifteen (15) days after notice as aforesaid has been given to it, the arbitrator named by the party giving such notice may and shall name and appoint an arbitrator for and in behalf of the party so in default, and the arbitrator so named and appointed shall have the same power and authority as if he had been appointed by such party. Prior to the appointment of a third arbitrator, as hereinafter set forth, each party shall submit to both arbitrators above-named a detailed statement of their last and final positions on the matters to be arbitrated. The arbitrators so chosen shall appoint a third arbitrator, and in the event they are unable to agree on such appointment, the appointment of the third arbitrator may be made by the Chief Judge of the District Court of the United States for the Southern District of West Virginia on the application of either of the parties hereto. The three arbitrators shall immediately upon their selection hear and decide the question or questions submitted for arbitration and shall give to each of the parties hereto reasonable notice of the time and place of their meetings, and reasonable opportunity for the production of evidence. After hearing both parties, the arbitrators shall promptly make an award in writing upon the question or questions submitted and shall serve a copy of such award upon each party hereto. In making their award, the arbitrators shall choose one of the detailed statements submitted by the parties hereto as above set forth and shall not otherwise tender any award. The award of such arbitrators, or a majority of them, shall be final and binding upon the parties hereto, and the said arbitrators or a majority of them, shall, in their award and as a part thereof, decide by whom and in what proportion the costs of such arbitration shall be borne and paid and the amount of such costs. Neither party hereto shall have or enforce any right or remedy against the other in respect of any matter herein made the subject of arbitration, until such matter shall have been submitted to and decided by arbitration in the manner above provided, and then only in accordance with such decision in arbitration. Each party consents to being joined in any arbitration between Sublessor and the Base Lessor. Notwithstanding anything herein to the contrary, if the Base Lease does not provide for arbitration of an issue in dispute, and the issue pertains to compliance with such Base Lease, or requires the joinder of such Base Lessor, then such issue shall not be subject to arbitration hereunder.

Section 10.15 Counterparts. This Sublease may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Sublease by facsimile shall be effective as delivery of a manually executed counterpart. Any party so executing this Sublease by facsimile shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile.

[ The remainder of this page is intentionally left blank ]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date and year first above written.

SUBLESSOR: RAMACO CENTRAL APPALACHIA, LLC

By:	/s/ Randall W. Atkins

Its:	Authorized Agent

SUBLESSEE: RAMACO RESOURCES LLC

By:	/s/ Michael D. Bauersachs

Its:	Authorized Agent

STATE OF West Virginia,

COUNTY OF Kanawha, TO-WIT:

The foregoing instrument was acknowledged before me this 20th day of August, 2015, by Randall W. Atkins, the Authorized Agent of RAMACO Central Appalachia, LLC, a Delaware limited liability company, as the true act and deed of said limited liability company.

My commission expires: Oct. 7, 2020

/s/ Joseph G. Bunn
Notary Public [STAMP]

STATE OF West Virginia,

COUNTY OF Kanawha, TO-WIT:

The foregoing instrument was acknowledged before me this 20th day of August, 2015, by Michael D. Bauersachs, the Authorized Agent of RAMACO Resources, LLC, a Delaware limited liability company, as the true act and deed of said limited liability company.

My commission expires: Oct. 7, 2020

/s/ Joseph G. Bunn
Notary Public [STAMP]

EXHIBIT A

(Insurance Requirements)

Sublessor reserves the right to require certified copies of all policies. The below minimum insurance requirements are subject to change at the reasonable discretion of Sublessor.

REQUIRED INSURANCE COVERAGE

Worker’s Compensation Employer’s Liability (per accident)	Statutory $1,000,000

Commercial General Liability (per Occurrence) Bodily Injury & Property Damage	$1,000,000 CSL (Combined Single Limit)

Automobile Liability Bodily Injury & Property Damage	$1,000,000 CSL (Combined Single Limit)

Excess or Umbrella Liability (Inclusive of above limits)	$10,000,000 CSL (Combined Single Limits)

A.	The Following Applies to All Policies

1. Sublessor, the Base Lessor, and their respective parent, subsidiaries and affiliates and their agents, directors, officers and employees, shall be included as additional insured on all policies (except Worker’ Compensation coverage).

2. All policies shall contain a waiver of subrogation in favor of Sublessor, the Base Lessor, and their respective parent, subsidiaries and affiliates and their agents, directors, officers and employees, and its Insurers.

3. Sublessor shall receive 30 days written notice of cancellation or any material change.

4. Coverage under all insurance required to be carried by Sublessee shall be primary insurance exclusive of any other existing valid and collectible insurance.

5. All policies described above shall have adequate territorial limits for the location of the Leased Premises and vicinity.

6. All insurance shall be with insurers acceptable to Sublessor (Insurer shall be licensed or registered company in the state where contract operations are conducted and must have a Best’s rating of at least B+7).

B.	Workers’ Compensation and Employer’s Liability shall include:

1.	Statutory Workers’ Compensation for state of here or operation

2.	Employer’s Liability.

A-1

C.	Commercial General Liability (Occurrence Form) shall include:

1.	Premises/Operations

2.	Independent Contractors

3.	Personal Injury

4.	Products/Completed Operations

5.	Blanket Contractual Liability

6.	Explosion, Collapse and Underground Coverages

D.	Comprehensive Automobile Liability shall include:

1.	Owned vehicles

2.	Non-Owned vehicles

3.	Hired vehicles

E.	Excess Liability (Occurrence Form) shall comply with the Terms and Conditions of the following underlying coverage:

1.	Employer’s Liability

2.	Commercial General Liability

3.	Comprehensive Automobile Liability

A-2